SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Ryder System, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ryder System, Inc.

3600 N.W. 82nd Avenue
Miami, Florida 33166

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m.

Date:	Friday, May 2, 2003

Place:	Hilton Miami Airport and Towers 5101 Blue Lagoon Drive Miami, Florida 33126

Purpose:	1. To elect three directors to serve three-year terms expiring in 2006;
to elect one director to serve a two-year term expiring in 2005; and
to elect one director to serve a one-year term expiring in 2004.
2. To ratify an amendment to the Board of Directors Stock Award Plan.
3. To ratify the appointment of KPMG LLP as auditors.
4. To vote on a shareholder proposal.
5. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of Ryder common stock at the close of business on March 7, 2003.

By order of the Board of Directors

Vicki A. O’Meara
Executive Vice President, General Counsel and Corporate Secretary

Miami, Florida

March 21, 2003

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (Proposal 1)
BOARD AND COMMITTEE MEETINGS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS
AMENDMENT TO THE RYDER SYSTEM, INC. BOARD OF DIRECTORS STOCK AWARD PLAN (Proposal 2)
SELECTION OF AUDITORS (Proposal 3)
SHAREHOLDER PROPOSAL (Proposal 4)
AUDIT COMMITTEE REPORT
SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
SECTION 16(a) REPORTING COMPLIANCE
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
OPTION GRANTS IN 2002
AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES
LONG TERM INCENTIVE PLAN AWARDS IN 2002
PENSION BENEFITS
PERFORMANCE GRAPH
APPENDIX A RYDER SYSTEM, INC. BOARD OF DIRECTORS STOCK AWARD PLAN

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2003 Annual Meeting of Shareholders. The Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. The proxy statement describes the matters on which you may vote and provides information on those matters so that you can make an informed decision.

This notice of annual meeting, proxy statement and proxy are being mailed to shareholders on or about March 21, 2003.

Q:	What am I voting on?

A:	You are voting on four proposals:

1. Election of three directors for a term of three years: Edward T. Foote II, Daniel H. Mudd and Gregory T. Swienton.

Election of one director for a term of two years: Hansel E. Tookes II.

Election of one director for a term of one year: Eugene A. Renna.

2. Ratification of an amendment to the Board of Directors Stock Award Plan.

3. Ratification of the appointment of KPMG LLP as the Company’s auditors.

4. A shareholder proposal relating to the Company’s shareholder rights plan.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the nominees for director.

• FOR ratification of the amendment to the Board of Directors Stock Award Plan.

• FOR ratification of the appointment of KPMG LLP as the Company’s auditors.

• AGAINST the shareholder proposal relating to the Company’s shareholder rights plan.

Q:	Who can vote?

A:	Those persons named on the Company’s records as owners of Ryder common stock at the close of business on March 7, 2003 are considered shareholders of record and entitled to one vote per share.

Q:	What shares are reflected on my proxy?

A:	Your proxy reflects all shares owned by you at the close of business on March 7, 2003. For participants in Ryder’s 401(k) Plan, shares held in your account as of that date are included.

Q:	How many shares are entitled to vote?

A:	As of March 7, 2003, the record date for the annual meeting, there were 62,298,583 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

________________________________________________________________________________

Q:	How many votes are needed for the proposals to pass?

A:	The affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote, or 31,149,293 shares, is required for the election of each director and for each proposal to be presented at the meeting to pass.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under Ryder’s By-Laws, the holders of a majority of the total number of shares outstanding and entitled to vote at the meeting, or 31,149,293 shares, must be present in person or represented by proxy for a quorum.

Q:	Who can attend the annual meeting?

A:	Only shareholders and their guests are invited to attend the meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the annual meeting for shareholders of record. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

Beneficial owners who wish to vote in person must request a proxy from the nominee and bring that proxy to the meeting.

Q:	Who pays the cost of this proxy solicitation?

A:	The Company pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding proxy material to you.

We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist with the distribution of proxy materials and the solicitation of votes at an estimated cost of $18,000, plus out-of-pocket expenses. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone.

Q:	What is Householding?

A:	The Securities and Exchange Commission has approved a Householding rule which affects the delivery of the Company’s annual disclosure documents (such as annual reports, proxy statements and other information statements) to shareholders. Under this rule, the Company has arranged that a single set of the Company’s annual report and proxy statement be delivered to multiple shareholders at a shared address, unless a shareholder at that shared address delivers contrary instructions to the Company through its transfer agent, Equiserve Trust Company, N.A. Each shareholder will continue to receive a separate proxy card or voting instruction card under the Householding program.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may contact the Company’s Investor Relations Department by calling (305) 500-4053, or in writing at Ryder System, Inc., Investor Relations Department, 3600 N.W. 82nd Avenue, Miami, Florida 33166, and a copy will be sent to you promptly. If you wish to receive separate documents in future mailings, please contact Equiserve by calling (800) 730-4001, in writing at Equiserve, P.O. Box 43010, Providence, Rhode Island 02940-3010, or by e-mail at shareholder-equiserve@equiserve.com. The

Company’s 2002 annual report and this proxy statement are also available through the Company’s website, www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Equiserve in the manner set forth above.

If a broker or other nominee holds your shares, please contact such holder directly to inquire about the possibility of Householding.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are attached to your proxy card.

If your shares are held in Ryder’s 401(k) Plan, the enclosed proxy will serve as a voting instruction for the trustee of Ryder’s 401(k) Plan who will vote your shares as you instruct.

If you are a beneficial shareholder (stock held by brokerage firm, bank, trustee or other agent), you must follow the voting procedures of your broker, bank or trustee included with your proxy materials.

Q:	Who tabulates the votes?

A:	Representatives of Equiserve Trust Company, N.A. will count the votes. The Board has appointed Equiserve as the independent Inspector of Election.

Q:	Is my vote confidential?

A:	Yes. The voting instructions of shareholders of record will only be available to the Inspector of Election (Equiserve) and proxy solicitor (D.F. King). Voting instructions for employee benefit plans will only be available to the plans’ trustees and the Inspector of Election. The voting instructions of beneficial owners will only be available to the owner’s bank, broker or trustee. Your voting records will not be disclosed to the Company unless required by a future legal order, requested by you or cast in a contested election.

Q:	What if I am a shareholder of record and I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy card marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What does discretionary authority mean for shareholders of record?

A:	If you sign and return your proxy card without making any selections, the proxy committee named on the proxy card will vote your shares “for” proposals 1, 2 and 3 and “against” proposal 4. If other matters come before the meeting (such matters having been presented to the Company at least 45 days before the date of this proxy statement), the proxy committee will have the authority to vote on those matters for you at their discretion. At this time, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

________________________________________________________________________________

Q:	What if I am a beneficial shareholder and I abstain or withhold authority to vote or don’t give the nominee voting instructions?

A:	Under the rules of the New York Stock Exchange, a nominee may not vote on some proposals without receiving specific voting instructions from the beneficial owner. This is called a “broker nonvote.” At present, a nominee could not vote your shares on proposal 4 without your instructions.

If you sign and return a proxy card marked “abstain” or “withhold” on a proposal, or if there is a “broker nonvote,” your shares will not be voted on the proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal.

Q:	What does discretionary authority mean for beneficial shareholders?

A:	If you sign and return your proxy card without making any selections, the shares may be voted by the nominee for you on proposals 1, 2 and 3 but not on proposal 4. If other matters come before the meeting, the nominee may vote on those matters for you, subject to the New York Stock Exchange’s rules on the exercise of discretionary authority.

Q:	How do I change my vote?

A:	A shareholder of record may revoke a proxy by giving written notice to the Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the meeting.

If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures on revoking or changing your proxy.

Q:	When are shareholder proposals for next year’s annual meeting due?

A:	To be considered for inclusion in next year’s proxy statement, shareholder proposals must be delivered in writing to the Company at 3600 N.W. 82nd Avenue, Miami, Florida 33166, Attention: Secretary, no later than November 25, 2003.

There are additional requirements under the Company’s By-Laws and the proxy rules to present a proposal, such as continuing to own a minimum number of Ryder shares until the annual meeting and appearing in person at the meeting to explain your proposal. A copy of Ryder’s By-Laws can be obtained from the Company’s Secretary.

ELECTION OF DIRECTORS

(Proposal 1)

Under Ryder’s By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The three directors whose three-year terms expire at the 2003 Annual Meeting are Edward T. Foote II, John A. Georges and Gregory T. Swienton. John A. Georges is retiring from the Board of Directors effective May 2, 2003, in accordance with the Company’s retirement policy for directors. Messrs. Foote and Swienton are nominated for election at the 2003 Annual Meeting.

In addition, Daniel H. Mudd, Eugene A. Renna and Hansel E. Tookes II were elected to the Board of Directors during the past year and, in accordance with the Company’s By-Laws, are being nominated for election at the 2003 Annual Meeting.

Since the Company’s By-Laws require that the number of directors whose terms expire in any given year remains as nearly equal in number as possible, Mr. Renna is being nominated to serve in the class of directors whose term expires at the 2004 Annual Meeting, Mr. Tookes is being nominated to serve in the class of directors whose term expires at the 2005 Annual Meeting and Mr. Mudd is being nominated to serve in the class of directors whose term expires at the 2006 Annual Meeting.

David I. Fuente, Corliss J. Nelson and Christine A. Varney are currently serving a term that expires at the 2004 Annual Meeting and John H. Dasburg, Joseph L. Dionne and Lynn M. Martin are currently serving a term that expires at the 2005 Annual Meeting.

The principal occupation and certain other information about each director and director nominee appear on the following pages.

The Board of Directors recommends a vote FOR the election of directors.

NOMINEES FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2006 ANNUAL MEETING

Director since 1987 Age 65	EDWARD T. FOOTE II President Emeritus and Chancellor of the University of Miami Member—Compensation Committee Member—Committee on Directors and Public Responsibility	Mr. Foote has been President Emeritus and Chancellor of the University of Miami since June 2001, prior to which he was its President, a position he had held since 1981. Prior to joining the University of Miami, Mr. Foote was Special Advisor to the Chancellor and Board of Trustees of Washington University from 1980 to 1981. From 1973 to 1980, Mr. Foote was Dean of the Washington University School of Law, and from 1970 to 1973, he was Vice Chancellor, General Counsel and Secretary to the Board of Trustees of Washington University. Prior to that he was an associate with the law firm of Bryan Cave.

Director since 2002 Age 44	DANIEL H. MUDD Vice Chairman and Chief Operating Officer of Fannie Mae Member—Audit Committee Member—Committee on Directors and Public Responsibility	Mr. Mudd is Vice Chairman and Chief Operating Officer of Fannie Mae, the nation’s largest financer of home mortgages. He is responsible for originations, credit, operations, systems, local outreach and administration. Prior to joining Fannie Mae in February 2000, Mr. Mudd was President and Chief Executive Officer of GE Capital, Japan. During his career at GE Capital, Mr. Mudd served in Business Development, International Financing and European Fleet Services. He served as President of GE Capital Asia-Pacific from 1996 to 1999. Prior to his tenure at GE Capital, Mr. Mudd held positions in management consulting and financial services with Xerox Corporation, Ayers Whitmore and Company, and the World Bank. In addition to Fannie Mae, Mr. Mudd serves on the Boards of Oriental and General Fund, Ltd., the Fannie Mae Foundation, the National Building Museum, Hampton University and St. Patrick’s School. He is also a member of the Council on Foreign Relations.

Director since 1999 Age 53	GREGORY T. SWIENTON Chairman, President and Chief Executive Officer of Ryder System, Inc.	Mr. Swienton was appointed Chairman of Ryder System, Inc. on May 3, 2002, having been named Chief Executive Officer on November 1, 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation. Prior to that he was its Senior Vice President-Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and with Illinois Bell Telephone Company. Mr. Swienton serves on the Board of Directors of Harris Corporation, and is on the Board of Trustees of St. Thomas University in Miami.

NOMINEE FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2005 ANNUAL MEETING

Director since 2002 Age 55	HANSEL E. TOOKES II Retired President of Raytheon International; Former Chairman and Chief Executive Officer of Raytheon Aircraft Member—Compensation Committee Member—Finance Committee	Mr. Tookes retired from Raytheon Company in December 2002 where he had been President of Raytheon International since May 2001. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company and was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Prior to joining Raytheon, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation, in 1980 and held leadership positions in its Norden Systems and Hamilton Standard Division, including Executive Vice President of Aircraft Products and Vice President of Business Planning. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines. Mr. Tookes serves on the Board of Directors of Corning Incorporated.

NOMINEE FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2004 ANNUAL MEETING

Director since 2002 Age 58	EUGENE A. RENNA Retired Executive Vice President of Exxon Mobil Corporation; Former President and Chief Operating Officer of Mobil Corporation Member—Compensation Committee Member—Finance Committee	Mr. Renna retired from Exxon Mobil Corporation in January 2002 where he was an Executive Vice President and a member of its Board of Directors. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles such as: responsibility for all marketing and refining operations in the Pacific Rim, Africa and Latin America; Executive Vice President of International Marketing and Refining Division; Vice President of Planning and Economics; President of Mobil’s worldwide Marketing and Refining Division; and Executive Vice President and Director of Mobil. Mr. Renna is a member of the Board of Directors of Fortune Brands, Inc., AK Steel Corporation and the American Petroleum Institute, and is a member of the Advisory Council of the Samuel Curtis Johnson Graduate School of Management at Cornell University.

DIRECTORS CONTINUING IN OFFICE

Director since 2002 Age 60	JOHN H. DASBURG Chairman of Burger King Corporation Member—Audit Committee Member—Finance Committee	Mr. Dasburg has been Chairman of Burger King Corporation since April 2001 and was also its Chief Executive Officer and President until December 2002. Prior to joining Burger King Corporation, Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines Corporation for ten years. In 1980, he joined Marriott Corporation and served as its Executive Vice President and Chief Financial Officer and President of its Lodging Group. Mr. Dasburg held positions at KPMG LLP from 1973 to 1978 when he was granted partnership, and remained with KPMG LLP until 1980. He also served in the United States Navy from 1966 to 1969. Mr. Dasburg currently serves on the Board of Directors of Genuity, Inc., The Mayo Foundation, The St. Paul Companies and Winn-Dixie Stores, Inc. Mr. Dasburg was appointed by President George Bush to the White House Fellows Committee in 1991. In 2003, Florida Governor Jeb Bush appointed him to the Board of Governors of The Florida University System.

Director since 1995 Age 69	JOSEPH L. DIONNE Retired Chairman and Chief Executive Officer of The McGraw-Hill Companies Chair—Audit Committee Member—Committee on Directors and Public Responsibility	Mr. Dionne was Chairman of the Board of The McGraw-Hill Companies from 1983 to 1999. He joined McGraw-Hill Book Company in 1967 as Vice President for Research and Development at Educational Developmental Laboratories. The following year, he was appointed General Manager of California Test Bureau and became a Vice President of McGraw-Hill Book Company in 1970. He held various positions with McGraw-Hill including Executive Vice President-Operations. In 1981, he became its President and Chief Operating Officer and held that position until 1983 when he became Chairman and Chief Executive Officer. He relinquished the title of Chief Executive Officer in April 1998. Prior to joining McGraw-Hill, Mr. Dionne’s experience included teaching, educational administration and consulting work on a number of experimental education projects. He serves on the Board of Directors of AXA Financial, Inc., The Equitable Life Assurance Society of the United States and Harris Corporation.

Director since 1988 Age 57	DAVID I. FUENTE Retired Chairman and Chief Executive Officer of Office Depot, Inc. Chair—Compensation Committee Member—Finance Committee	Mr. Fuente served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and as Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc. Mr. Fuente currently serves on the Board of Directors of Office Depot, Inc. and Dick’s Sporting Goods, Inc.

Director since 1993 Age 63	LYNN M. MARTIN
Former U.S. Secretary of Labor; Chairperson, Deloitte & Touche LLP’s Council for the Advancement of Women, Advisor to Deloitte & Touche LLP; and Professor, J. L. Kellogg Graduate School of Management at Northwestern University

Chair—Committee on Directors and Public Responsibility
Member—Compensation Committee	Since serving as Secretary of Labor under President George Bush from 1991 to 1993, Ms. Martin has served as Chairperson of Deloitte & Touche LLP’s Council for the Advancement of Women and as an advisor to that firm. She is a regular commentator, panelist, columnist and speaker on radio and television programs, in national publications and before various business and academic groups, with respect to the changing global economic and political environment. Prior to serving as Secretary of Labor, Ms. Martin represented the 16th District of Illinois in the U.S. House of Representatives from 1981 to 1991. She also serves as a director of The Procter & Gamble Company, SBC Communications, Inc., The Dreyfus Funds and Chicago’s Lincoln Park Zoo. She is a member of the Council on Foreign Relations.

Director since 2000 Age 58	CORLISS J. NELSON Senior Executive Vice President and Chief Financial Officer of Ryder System, Inc.	Mr. Nelson joined Ryder System, Inc. as Senior Executive Vice President and Chief Financial Officer in May 1999. Before joining Ryder, Mr. Nelson was President of Koch Capital Services, Inc., a subsidiary of Koch Industries, Inc., and Vice President of Koch Industries, Inc. He joined Koch Industries in 1978 as Assistant Corporate Controller. Two years later, he was given responsibility for a real estate subsidiary, which he managed for three years until it was sold. He then became Treasurer of Koch Industries, a position he held for eight years, until moving to Koch Capital Services in 1992. Mr. Nelson also served as President of Koch International. Before joining Koch Industries, Inc., Mr. Nelson held various financial positions with Cessna Aircraft Company and Rockwell International Corporation. He currently serves on the Advisory Board for the School of Business at California Polytechnic State University and the Board of Directors of the New World Symphony of Miami.

Director since 1998 Age 47	CHRISTINE A. VARNEY Partner, Hogan & Hartson LLP Member—Audit Committee Member—Committee on Directors and Public Responsibility	Ms. Varney is a Partner in the law firm of Hogan & Hartson LLP, which she rejoined in 1997 after five years in government service. She leads the Internet Law practice group for the firm. Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997 and as a Senior White House Advisor to the President from 1993 to 1994. She also served as Chief Counsel to the President’s Campaign in 1992 and as General Counsel to the Democratic National Committee from 1989 to 1992. Prior to her government service, Ms. Varney practiced law with the firms of Pierson, Semmes & Finley (1986 to 1988) and Surrey & Morse (1984 to 1986).

BOARD AND COMMITTEE MEETINGS

The Board of Directors held six meetings in 2002. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2002. The Board has four standing committees — Audit, Compensation, Finance and a Committee on Directors and Public Responsibility. All of the Board Committees are comprised entirely of independent directors as defined by the New York Stock Exchange Listing Standards. The following table provides Committee membership and 2002 meeting information and briefly describes the functions performed by each Committee.

Meetings
held in
Members	Primary Functions	2002

AUDIT Joseph L. Dionne (Chair) John H. Dasburg John A. Georges Daniel H. Mudd Christine A. Varney	• Recommend independent auditors.
• Review scope and budget of annual audit.
• Review audit results.
• Monitor independence of auditors.
• Review scope and results of internal audit procedures.
• Review compliance with policies relating to conflict of interest and business ethics.
	• Approve the engagement of independent auditors for non-audit services.	Twelve
COMPENSATION David I. Fuente (Chair) Edward T. Foote II Lynn M. Martin Eugene A. Renna Hansel E. Tookes II	• Approve compensation of senior management (other than the Chief Executive Officer and Chief Financial Officer).
• Recommend compensation for the Chief Executive Officer and Chief Financial Officer to the Board of Directors.
• Approve significant changes to benefit plans.
• Approve stock grants to executives.
	• Review compensation of non-executive directors.	Five
FINANCE John A. Georges (Chair) John H. Dasburg David I. Fuente Eugene A. Renna Hansel E. Tookes II	• Review financial requirements and arrangements. • Review and recommend capital expenditures. • Review and recommend dividend policy.	Six
COMMITTEE ON DIRECTORS AND PUBLIC RESPONSIBILITY Lynn M. Martin (Chair) Joseph L. Dionne Edward T. Foote II Daniel H. Mudd Christine A. Varney	• Recommend criteria for Board membership.
• Consider and recommend nominees for director (including nominees recommended by shareholders that are submitted in writing to the Company Secretary in accordance with the Company’s By-Laws).
• Review and recommend functions of Board Committees.
• Identify and analyze trends in public policy, public affairs and corporate responsibility.
• Review corporate governance practices.
	• Conduct independent review of the shareholder rights plan.	Five

DIRECTOR COMPENSATION

Annual Payments. Non-employee directors receive:

•	An annual retainer of either $21,500 in cash or $11,500 in cash and $15,000 worth of Ryder common stock (which cannot be sold until six months after the date on which the person ceases to be a director of the Company).

•	Meeting fees of $35,000 per year. If the Board or any Committee meets more than eight times in one year, a director receives $1,000 for each additional Board meeting or Committee meeting attended.

•	The chair of each Committee receives an additional fee of $5,000 per year.

•	5,000 stock options per year.

•	500 restricted stock units per year (with an initial grant of 1,000 restricted stock units when the person is first elected as a director by the shareholders).

•	Reimbursement of travel expenses for attending Board meetings.

As Company executives, Mr. Swienton and Mr. Nelson do not receive any additional compensation for serving as directors.

Directors’ Charitable Award Program. Under this program, each director may designate up to two charitable organizations to which the Company will contribute $500,000, in ten annual installments in the director’s name following the director’s death. The program may be funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of the current directors, other than Messrs. Mudd, Renna and Tookes, participate in the program.

Deferred Compensation. Directors may elect to defer receipt of their cash retainer and fees, which deferred amounts are part of the general assets of the Company and are credited with earnings based on several investment options selected by the director. The compensation may be deferred until the later to occur of a fixed date, retirement, disability or removal, and is payable in a lump sum or in installments. Upon a change of control of the Company, however, all deferred amounts will be paid immediately in a lump sum.

Other Benefits. The Company provides all non-employee directors who joined the Board of Directors prior to May 3, 2002 with $100,000 accidental death and dismemberment coverage under its travel accident policy, $100,000 of group term life insurance and coverage under the Company’s medical plan.

CERTAIN RELATIONSHIPS

In the ordinary course of business, the Company engages in transactions with organizations with which certain of our directors are affiliated. All such transactions are conducted on an arm’s length basis and are not material to either the Company or the other organization.

AMENDMENT TO THE RYDER SYSTEM, INC.

BOARD OF DIRECTORS STOCK AWARD PLAN

(Proposal 2)

The Ryder System, Inc. Board of Directors Stock Award Plan was adopted by the Board of Directors on February 21, 1997 and was ratified by the shareholders at the 1997 Annual Meeting. The purpose of the Stock Award Plan is to attract and retain persons of outstanding competence to serve as directors of the Company and to provide a mutuality of interest between the directors and shareholders by increasing the proportion of directors’ compensation that is stock based.

Initially, 200,000 shares of Ryder System, Inc. common stock were authorized to be issued under the Stock Award Plan. As of December 31, 2002, 150,642 shares of common stock were outstanding under the Stock Award Plan and 15,296 shares of common stock remained available for future grants. On February 14, 2003, the Board of Directors approved, subject to shareholder ratification, an amendment to the Stock Award Plan to increase the number of shares of common stock available for grant under the Stock Award Plan by 300,000 shares. On March 7, 2003, the closing price of a share of common stock on the New York Stock Exchange was $22.35.

The Company believes that the additional authorized shares will be sufficient for grants under the Stock Award Plan until the Plan’s termination on May 1, 2007. No awards may be made under the Stock Award Plan after its termination, but awards made prior to such date may extend beyond that date. Only non-employee directors of the Company are eligible to participate in the Stock Award Plan. The Stock Award Plan is administered by the Compensation Committee of the Board of Directors which has full authority to interpret the Stock Award Plan and to establish rules for its administration. Two types of awards may be made under the Stock Award Plan: restricted stock units and stock options.

Each non-employee director of the Company receives an annual award of 5,000 stock options and 500 restricted stock units (provided that each non-employee director receives an initial grant of 1,000 restricted stock units). The restricted stock units and stock option awards are made in addition to all other fees paid to the directors.

The number of restricted stock units held by a director is increased during their term by the value of any dividends or distributions made by the Company on its common stock. When a director retires from service, the director’s restricted stock units vest and the director receives an equivalent number of shares of common stock either in a lump sum or in installments, at the election of the director. The term of a stock option cannot exceed ten years from the date of grant and the option price must not be less than 100% of the fair market value of a share of common stock on the date of grant.

In the event of a “change of control” (as defined in the Stock Award Plan), all restricted stock units and each unexercised and unexpired stock option will become immediately vested.

The Compensation Committee may at any time (i) terminate the Stock Award Plan or (ii) modify or amend the Stock Award Plan in any respect, except that, to the extent required to maintain the qualification of the Stock Award Plan under Section 16 of the Securities Exchange Act of 1934 or as otherwise required to comply with applicable law or the regulations of any stock exchange on which the common stock is listed, the Compensation Committee may not, without the approval of the shareholders, (A) materially increase the benefits accruing to participants under the Stock Award Plan, (B) materially increase the number of securities which may be issued under the Stock Award Plan or (C) materially modify the requirements as to eligibility for participation in the Stock Award Plan. However, in the case of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, the Compensation Committee may make appropriate adjustments to the Stock Award Plan or any awards granted under the Stock Award Plan.

Under current Federal income tax laws, awards under the Stock Award Plan will generally have the following consequences: the director will realize no income for Federal income tax purposes at the time of award of the restricted stock units or on the date of vesting. Instead, the director will be taxed on the fair market value of the shares of Common Stock on the date, or dates, when the shares are distributed to the director. The Company will be entitled to a corresponding deduction when the director recognizes income. The grant of a stock option will not result in income for the director or in a deduction for the Company. The exercise of a stock option will result in ordinary income for the director and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. In the case of both restricted stock units and stock options, the director’s holding period for the shares will begin on the date the director recognizes income under the Stock Award Plan.

The following table sets forth certain information related to the Company’s equity compensation plans as of December 31, 2002:

			Number of securities
			remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan	(a)	(b)	(c)

Equity Compensation plans approved by security holders:
Broad based employee stock option plans	8,784,000	$24.35	4,093,000
Employee Stock Purchase Plan	—	—	1,280,000
Non-Employee Directors’ Stock Plans	151,000	$20.89	67,000
Equity compensation plans not approved by security holders:	—	—	—

Total	8,935,000	$24.29	5,440,000

The Board of Directors recommends a vote FOR ratification of the Amendment to the Ryder System, Inc. Board of Directors Stock Award Plan.

SELECTION OF AUDITORS

(Proposal 3)

Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP as the Company’s independent auditors for 2003, subject to shareholder approval.

KPMG LLP has been the Company’s auditors since 1955. Representatives of KPMG LLP will be present at the 2003 Annual Meeting to respond to questions and to make a statement if they desire to do so.

Audit Fees

KPMG LLP has performed audit services in connection with auditing the Company’s consolidated financial statements for the fiscal year ended December 31, 2002. KPMG LLP has also performed limited review procedures in connection with quarterly, unaudited consolidated financial information of the Company. Aggregate KPMG LLP fees for these professional services were $2.27 million.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not provide any financial information systems design and implementation services during the fiscal year ended December 31, 2002.

All Other Fees

In addition to the above noted audit services, KPMG LLP performed other audit related services pertaining primarily to the audits of the Company’s subsidiaries that are required for statutory purposes, audits of employee benefit plans, review of registration statements, issuance of comfort letters and consents, and information risk management assistance to the internal audit department. Fees for these audit related services during 2002 were $1.01 million.

KPMG LLP also rendered certain other non-audit related services during 2002 consisting primarily of tax services, litigation support and other risk advisory services. Fees for these non-audit related services during 2002 were $1.03 million.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as auditors.

SHAREHOLDER PROPOSAL

(Proposal 4)

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, beneficial owner of 560 shares of common stock of the Company, submitted the following proposal:

“RESOLVED, that the shareholders of Ryder System, Inc. (“Ryder” or the “Company”) request the Board of Directors (the “Board”) to redeem the preferred share purchase rights distributed to shareholders on March 18, 1996, unless such distribution is approved by the affirmative vote of holders of a majority of shares present and voting, to be held as soon as may be practicable.

SUPPORTING STATEMENT

This is an appropriate time, we think, for our Board to begin to eliminate management-entrenching corporate governance structures, particularly the Company’s poison pill. The Board created the current poison pill rights plan in March of 1996 with the distribution of preferred share purchase rights to shareholders. While management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of a poison pill. A substantial number of Ryder System shareholders appear to agree: last year, over 72% of shares voting for and against supported this proposal.

The effect of poison pills on the value of companies’ stock has been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that “The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management.” A 1992 study by Professor John Pound of Harvard University’s Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights and outperform the broader market. A 2001 study of 1,500 firms by researchers at Harvard and the University of Pennsylvania’s Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. The governance index took into account, among other things, whether a company had a poison pill.

Rights plans like ours have become increasingly unpopular in recent years. In 2002, a majority of stockholders at 31 companies, including Circuit City, Bausch & Lomb, and Sears, voted in favor of proposals asking management to redeem or obtain shareholder approval for poison pills.

We urge shareholders to vote for this resolution!”

The Board of Directors unanimously recommends a vote AGAINST this Proposal for the following reasons:

The Company’s shareholder rights plan was adopted in 1996 to protect shareholders from certain unsolicited tactics to acquire control of the Company that would be unfair and not be in the best interests of the Company’s shareholders. The rights plan does not inhibit fair and value enhancing acquisitions from proceeding. Rather, the plan guards against the types of acquisition attempts that would not treat all shareholders equally or that would take unfair advantage of shareholders.

The Company’s shareholder rights plan allows the Board sufficient time to properly evaluate an acquisition offer. In addition, the rights plan requires potential bidders to negotiate with the Board and strengthens the Company’s bargaining position with such potential bidders. The rights plan enables the Board, as the elected representatives of the shareholders, to better protect and further the interests of the shareholders in the event of an acquisition offer. The rights plan gives the Board the opportunity to evaluate an offer to determine if it reflects fair value to all shareholders and, if it does not do so, to reject the offer or seek alternative offers that meet these criteria.

The Board’s fiduciary duty to the shareholders requires it to evaluate the merits of each acquisition offer from the perspective of whether it would deliver full value to the shareholders. Redemption of the preferred share purchase rights would remove an important tool that the Board has to protect the Company’s shareholders. Therefore, the Board believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

In response to the shareholder vote on this proposal at our 2002 annual meeting, the Board reviewed the Company’s rights plan at several meetings during 2002 and early 2003. After careful consideration, the Board determined that it is desirable to periodically review the Company’s rights plan and directed the Company’s Committee on Directors and Public Responsibility, a Committee comprised entirely of independent directors, to undertake a review and evaluation of the appropriateness of maintaining the rights plan, the terms of the plan and any other matters related to the plan deemed appropriate by that Committee on a periodic basis, but not less frequently than every three years.

There is direct empirical evidence of the economic benefits that rights plans provide for shareholders. A 1997 study by Georgeson & Co., a leading proxy solicitation and investor communications firm, concluded that the premiums paid to acquire companies with rights plans were, on average, 8% higher than premiums paid to companies without rights plans. The study estimated that (i) rights plans contributed an additional $13 billion in stockholder value during the previous five years, and (ii) shareholders of acquired companies that had not adopted rights plans gave up $14.5 billion in potential premiums. The study also found that the presence of a shareholder rights plan did not reduce the likelihood of a company becoming a takeover target, nor did it increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile bid.

The evidence suggests that rights plans serve their intended purposes of protecting shareholders against inadequate or unfair offers and increasing the bargaining power of boards, which result in higher values to shareholders. All of these reasons are why more than 2,000 companies, including more than half the companies in the S&P 500 index, have adopted some type of rights plan.

The rights plan is not intended to, and would not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Rather, the rights plan strengthens the Board’s ability, in the exercise of their fiduciary duties, to protect and maximize the shareholders’ investment in the Company in the event of an attempt to acquire control of the Company. The rights plan would not affect any takeover proposal the Board believes to be in the best interests of the shareholders. The overriding objective of the Board in adopting the Company’s rights plan was, and continues to be, the preservation and maximization of the Company’s value for all shareholders.

It is also important to note that the Company’s Board is an independent board, consisting of ten outside directors and two inside directors, providing further assurance that the rights plan will not be used for entrenchment purposes.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this Proposal.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.

The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the New York Stock Exchange. The members are not professional accountants or auditors and Committee functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with management and with the Company’s independent auditors. The committee has also discussed with KPMG LLP those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures from and discussed with the independent auditors those items required by Independence Standards Board Standard No. 1. The Audit Committee discussed with KPMG LLP their independence, including the non-audit services listed in their written disclosures and presented in Proposal 3 of this proxy.

The Audit Committee discusses with the internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of financial reporting. The Audit Committee held twelve meetings during the calendar year 2002.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Joseph L. Dionne (Chair)

John H. Dasburg
John A. Georges
Daniel H. Mudd
Christine A. Varney

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows the number of shares of common stock beneficially owned as of January 15, 2003, by each director and executive officer named in the Summary Compensation Table herein, individually, and all directors, nominees and executive officers as a group:

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership[1]	Class[2]

Gregory T. Swienton[3,4,5]	545,401	*
John H. Dasburg[6]	2,174	*
Joseph L. Dionne[6,7]	28,627	*
Edward T. Foote II6,7	19,481	*
David I. Fuente[6,7,8]	12,013	*
John A. Georges[6,7,8]	38,017	*
Tracy A. Leinbach[4,5]	117,793	*
Challis M. Lowe[4,5]	49,437	*
Lynn M. Martin[6,7]	13,624	*
Daniel H. Mudd	500	*
Corliss J. Nelson[3,4,5]	215,037	*
Vicki A. O’Meara[4,5]	154,927	*
Eugene A. Renna	1,500	*
Hansel E. Tookes II	1,000	*
Christine A. Varney[6,7,8]	11,399	*
Directors and Executive Officers as a Group (20 persons) [3,4,5,6,7,8]	1,494,534	2.391%

*	Represents less than 1% of the Company’s outstanding common stock.

[1]	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
[2]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
[3]	Includes shares held jointly with their spouses or other family members or held solely by their spouses as follows: Mr. Swienton, 14,500 shares; Mr. Nelson, 2,970 shares; all directors, nominees and executive officers as a group, 23,630 shares.
[4]	Includes shares held in the accounts of executive officers pursuant to the Company’s 401(k) Plan and Deferred Compensation Plan as follows: Mr. Swienton, 900 shares; Ms. Leinbach, 4,232 shares; Ms. Lowe, 1,103 shares; Mr. Nelson, 2,175 shares; Ms. O’Meara, 9,431 shares; all directors and executive officers as a group, 53,392 shares.
[5]	Includes vested options to purchase shares which are exercisable on January 15, 2003 or that will become exercisable by March 15, 2003 as follows: Mr. Swienton, 500,501 shares; Ms. Leinbach, 113,061 shares; Ms. Lowe, 48,334 shares; Mr. Nelson, 206,667 shares; Ms. O’Meara, 141,740 shares; all directors and executive officers as a group, 1,300,277 shares.
[6]	Includes the following number of shares held in the account of each of the following directors pursuant to the Directors Stock Plan: Mr. Dasburg, 674 shares; Mr. Dionne, 10,553 shares; Mr. Foote, 11,980 shares; Mr. Fuente, 4,639 shares; Mr. Georges, 10,845 shares; Ms. Martin, 5,623 shares; and Ms. Varney, 4,759 shares.
[7]	Includes vested options to purchase shares which are exercisable on January 15, 2003 or that will become exercisable by March 15, 2003 as follows: Mr. Dionne, 7,001 shares; Mr. Foote, 7,001 shares; Mr. Fuente, 6,001 shares; Mr. Georges, 7,001 shares; Ms. Martin, 7,001 shares; and Ms. Varney, 6,198 shares.
[8]	Includes shares held in the accounts of directors pursuant to the Deferred Compensation Plan as follows: Mr. Fuente, 1,373 shares; Mr. Georges, 12,235 shares; and Ms. Varney, 342 shares.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the U.S. Securities and Exchange Commission and the New York Stock Exchange relating to their common stock ownership and changes in such ownership. To the Company’s knowledge, based solely on its records and certain written representations, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to directors and executive officers were complied with, except for the inadvertent late filing of a Form 3 by Art A. Garcia.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than five percent of the Company’s outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class

T. Rowe Price Associates, Inc.	5,118,400 [1]	8.20%
100 East Pratt Street
Baltimore, MD 21202
Greenhaven Associates, Inc.	4,457,900 [2]	7.15%
Three Manhattanville Road
Purchase, NY 10577

[1]	Based upon the most recent filing by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on Form 13G dated February 14, 2003. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 1,793,542; shared voting power 0; sole dispositive power 5,118,400; and shared dispositive power 0. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
[2]	Based upon the most recent filing by Greenhaven Associates, Inc. with the Securities and Exchange Commission on Form 13G dated January 21, 2003. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 993,800; shared voting power 0; sole dispositive power 993,800; and shared dispositive power 3,464,100.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors consists of five independent directors. None of the directors on the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer on the Company’s Compensation Committee or Board of Directors. The Compensation Committee administers all of the Company’s executive compensation policies and programs and regularly reports to the Board of Directors.

The Company’s goal is to attract, retain, motivate and reward executive management through competitive compensation policies that align executive management interests with shareholder interests.

Evaluation of Executive Performance

The Committee believes that variable, at-risk and goal-oriented compensation, both annual and long-term, should comprise a significant portion of executive compensation. In 2002 a substantial portion of executive compensation, including that of Mr. Swienton, was at risk.

The Committee retains an independent compensation consultant to evaluate the effectiveness of the Company’s executive compensation programs while ensuring that such programs are externally competitive. The Committee evaluates each element of the executive compensation program based upon the compensation practices and financial performance of a comparative group of similar companies. Management and the Committee’s independent compensation consultant analyze compensation survey data on behalf of the Company to provide comparisons to the Committee. The Committee considers the compensation survey analysis when establishing total compensation for the Company’s executive officers.

Stock Ownership Guidelines

To demonstrate the importance of linking executive management and shareholder interests, in 1993 the Company established formal stock ownership guidelines for all executive officers of the Company. Pursuant to Company guidelines, the Chief Executive Officer of the Company must own a minimum amount of two times his annual base salary in Company stock, and other executive officers of the Company must own a minimum amount equal to one times their annual base salary in Company stock. Each executive officer must meet the Company stock ownership requirement over a five-year period beginning on the officer’s date of hire or promotion. Executive officers that do not meet the ownership guidelines may not exercise vested stock options for cash until such guidelines are satisfied. The Committee periodically reviews compliance with the stock ownership requirements by the executive officers, all of whom are currently in compliance.

Components of Executive Compensation

In 2002 the Company’s executive compensation program consisted of three components: (1) base salary; (2) annual cash incentive awards; and (3) long-term incentive awards comprised of stock options and cash-based awards. Executive officers also receive employee benefits generally available to all employees of the Company and certain other executive perquisites that the Committee believes are consistent with competitive practice. The Committee considers each element of the total executive compensation and benefits package in evaluating the executive compensation program and making individual compensation decisions. Based upon its evaluation of the executive compensation program, the Committee believes that the program is both attractive for executive management and competitive with those of comparable companies.

Base Salary

The Committee sets executive officer base salaries considering the responsibilities and importance of those positions to the operations of the Company. When reviewing individual executive salary levels, the Committee considers four factors: (1) Company performance; (2) the executive officer’s individual performance; (3) the executive officer’s current salary; and (4) comparative data provided by the Company’s outside compensation consultant. The Committee does not utilize a formula or favor any of the factors in making salary adjustments. In order to assist in the evaluation of these factors, the Company established a common annual merit increase date for executives, which has enabled the Committee to compare Company performance more accurately to individual executive performance.

In 2002, the Committee set base salaries for the executive officers in accordance with the responsibility and importance of the officer’s position and Mr. Swienton’s recommendations. Some executive officers received market-based pay adjustments in 2002; however, in light of the overall economic climate in 2002, no executive officers received merit-based salary increases, including Mr. Swienton. Additionally, Mr. Swienton did not receive a market-based pay adjustment in 2002.

Annual Incentive Awards

In 1997, the Company adopted an annual incentive plan based on the principles of Economic Value Added, also known as EVA. EVA is a formula that determines whether a business is earning more than its cost of capital. Under the EVA annual incentive plan, executive compensation reflects the Company’s performance for both business strategy implementation and shareholder return.

Under the 2002 annual incentive plan, EVA was the measure used to evaluate the Chief Executive Officer and all other executive officers of the Company. Based upon Company performance in 2002, pursuant to the terms of the plan, Management recommended and the Committee approved executive compensation awards.

Long-Term Incentive Awards

The Company has established programs that it uses to provide long-term incentives to its executive officers, such as Company stock options and a cash-based long-term incentive plan.

Under the Company’s 1995 Stock Incentive Plan, the Committee may award annual stock options to executive officers and discretionary awards to newly hired executives. Each individual stock option award reflects the executive officer’s responsibilities and position within the Company, current individual performance, potential for promotion, and the officer’s impact on Company performance, while considering awards for comparable positions at peer companies. The existing value or amount of an executive’s previously awarded stock options does not influence the size of the stock option award given to that executive. In 2002, the Committee awarded stock options to certain executive officers of the Company.

In 2002, the Company introduced a long-term incentive plan, also known as LTIP, which provides the cash-based component of long-term compensation for executive officers. The LTIP rewards eligible executive officers with additional compensation contingent upon attaining critical business objectives during a three-year period. The Committee establishes a three-year cycle for eligible executives with performance measurements and goals for each year of the cycle. The Company funds this component annually by depositing earned amounts into a trust account for the benefit of each LTIP participant. The amounts earned under the LTIP vest upon the six and eighteen month anniversaries of the end of the plan’s three-year cycle. During 2002, the Committee established target EVA goals for each year of the three-year plan cycle commencing in 2002.

Deductibility of Executive Compensation

The Committee has reviewed all components of the Company’s executive compensation program based upon the requirements of Section 162(m) of the Internal Revenue Code relating to the deductibility by the Company of executive compensation in excess of $1 million. The Committee believes that preserving its flexibility in awarding executive compensation is in the best interest of the Company and its shareholders, and it will continue to consider the deductibility of its executive compensation under the requirements of Section 162(m).

Submitted by the Compensation Committee of the Board of Directors.

David I. Fuente (Chair)

Edward T. Foote II
Lynn M. Martin
Eugene A. Renna
Hansel E. Tookes II

EXECUTIVE COMPENSATION

The following table sets forth for 2002, 2001 and 2000, the compensation for the Company’s chief executive officer and for each of the four most highly compensated executive officers of the Company, other than the chief executive officer, serving as executive officers at the end of 2002 (collectively, the “named executive officers”).

Summary Compensation Table

						Long Term Compensation

			Annual Compensation			Awards		Payouts

					Other Annual	Restricted	Securities Underlying	LTIP	All Other
			Salary	Bonus	Compensation[1]	Stock	Options/Limited	Payouts	Compensation
Name and Principal Position		Year	($)	($)	($)	Award($)[2]	SARs(#)	($)[3]	($)[4]

Gregory T. Swienton	Chairman, President and	2002	625,000	734,878	2,982	0	100,000	193,150	60,192
	Chief Executive Officer	2001	621,875	357,937	3,556	0	0	0	112,464
		2000	537,917	500,000	3,131	0	550,000	0	186,814
Tracy A. Leinbach	Executive Vice President —	2002	340,000	353,054	1,988	0	25,000	49,790	25,058
	Fleet Management	2001	281,667	157,598	2,037	0	10,000	0	29,248
	Solutions	2000	246,587	175,000	2,087	133,750	53,590	0	88,336
Challis M. Lowe	Executive Vice President —	2002	364,000	377,641	1,988	0	25,000	62,495	78,047
	Human Resources, Public	2001	362,250	156,177	2,037	0	35,000	0	72,394
	Affairs and Corporate Communications	2000	218,984	245,000	3,924	208,750	75,000	0	464,055
Corliss J. Nelson	Senior Executive Vice	2002	490,000	508,363	1,988	0	50,000	111,048	14,075
	President and Chief	2001	487,500	209,244	2,037	0	0	0	135,421
	Financial Officer	2000	438,984	400,000	2,087	637,500	440,000	0	145,957
Vicki A. O’Meara	Executive Vice President —	2002	400,000	414,990	1,988	0	25,000	68,675	5,904
	General Counsel and	2001	398,125	164,216	2,037	0	35,000	0	32,150
	Corporate Secretary	2000	351,758	127,000	2,087	212,500	70,710	0	26,844

[1]	This column represents amounts reimbursed for the payment of income taxes on certain perquisites provided to the named executive officers. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under Securities and Exchange Commission regulations and are not included in this column.
[2]	The amounts in this column represent the dollar value of the Company’s common stock on the date of grant of the restricted stock, with dividends paid on all restricted shares. As of December 31, 2002 (based on the market close of $22.44 for the common stock on that date), the aggregate number and dollar value of shares of restricted stock held by the named executive officers was: Mr. Swienton, 22,500 shares ($504,900); Ms. Leinbach, 8,000 shares ($179,520); Ms. Lowe, 10,000 shares ($224,400); Mr. Nelson, 30,000 shares ($673,200) and Ms. O’Meara, 10,000 shares ($224,400).

On October 3, 2000, Ms. Leinbach received a grant of 8,000 shares of restricted stock which vest in 25%, 25% and 50% annual installments.
On May 4, 2000, Ms. Lowe received a grant of 10,000 shares of restricted stock which vest in 25%, 25% and 50% annual installments.
On July 27, 2000, Mr. Nelson received a grant of 30,000 shares of restricted stock which vest in 33 1/3% annual installments.
On July 27, 2000, Ms. O’Meara received a grant of 10,000 shares of restricted stock which vest in 33 1/3% annual installments.

[3]	Reflects amounts earned under the Company’s LTIP for 2002 which amounts vest and become payable if the named executive officer is employed by the Company on June 30, 2005 (50%) and June 30, 2006 (50%).
[4]	All Other Compensation includes the following payments or accruals for each named executive officer:

					Premiums Paid
		Contributions	Contributions	Dollar Value of Premium	Under the
		to the	to the Deferred	for Compensatory	Supplemental
		401(k)	Compensation	Split Dollar Insurance	Long-Term Disability	Relocation
		Plan($)	Plan($)	Payments($)	Insurance Plan($)	Expenses($)

Gregory T. Swienton	2002	2,852	0	0	6,806	50,534
	2001	3,400	0	103,000	6,064	0
	2000	0	0	103,000	0	83,814
Tracy A. Leinbach	2002	4,508	857	17,520	2,173	0
	2001	3,926	5,733	17,520	2,069	0
	2000	3,928	1,027	17,520	1,880	63,981
Challis M. Lowe	2002	1,523	0	64,847	5,670	6,007
	2001	1,877	0	64,847	5,670	0
	2000	1,877	0	64,847	0	397,331
Corliss J. Nelson	2002	4,508	0	0	9,567	0
	2001	3,926	0	44,866	8,690	77,939
	2000	0	0	44,866	0	101,091
Vicki A. O’Meara	2002	0	0	0	5,904	0
	2001	0	0	26,844	5,306	0
	2000	0	0	26,844	0	0

Severance Agreements

The Company has entered into a severance agreement with each named executive officer which provides that if the Company terminates the employment of the executive for reasons other than death, disability or cause, the Company will provide the executive with a severance payment, based on a multiple of the executive’s current base salary and tenure-related bonus, and certain other benefits and perquisites. The severance payment to which each named executive officer is entitled under such officer’s severance agreement is as follows: Mr. Swienton — three times salary and three times bonus; Ms. Leinbach — two times salary and two times bonus; Ms. Lowe — two times salary and two times bonus; Mr. Nelson — three times salary and two times bonus; and Ms. O’Meara — two times salary and two times bonus.

The Company has also entered into a change of control severance agreement with each named executive officer which provides that if the Company terminates the employment of the executive for reasons other than death, disability or cause or if the executive terminates his or her employment for good reason (as defined in the agreement), in each case within three years of a change of control of the Company (as defined in the agreement), the Company will provide the executive with severance benefits including those under the above-described severance agreements and some additional severance benefits.

OPTION GRANTS IN 2002

The following table provides information regarding the grant of stock options to the named executive officers in 2002 and the potential value of such stock options assuming annual compound appreciation of the underlying share price at rates of 0%, 5% and 10% from the date the stock options were granted over the full option term of seven years. The 5% and 10% appreciation rates are required to be disclosed by the Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Company’s stock price.

Individual Grants

					Potential Realizable
		% of Total			Value[4] at
	Number[1] of	Options/Limited			Assumed Annual Rates of
	Securities	SARs Granted			Stock Price Appreciation for
	Underlying	to Employees in	Exercise		Option/Limited SAR Term
	Options/Limited	Fiscal Year	Price
Name	SARs Granted(#)	2002	Per Share[2]	Expiration Date[3]	0%	5%	10%

Gregory T. Swienton	100,000	8.0%	$26.830	February 14, 2009	0	1,092,250	2,545,408
Tracy A. Leinbach	25,000	2.0%	$26.830	February 14, 2009	0	273,063	636,352
Challis M. Lowe	25,000	2.0%	$26.830	February 14, 2009	0	273,063	636,352
Corliss J. Nelson	50,000	4.0%	$26.830	February 14, 2009	0	546,125	1,272,704
Vicki A. O’Meara	25,000	2.0%	$26.830	February 14, 2009	0	273,063	636,352

[1]	Stock options and Limited SAR grants generally vest in annual installments over three to five years commencing with the first anniversary of the date of the grant. Each named executive officer who received a grant of stock options received Limited SARs equal to the number of shares subject to such stock option. The numbers given reflect an option with a tandem Limited SAR as a single unit. Grants to each of the named executives were made under the 1995 Stock Incentive Plan.
[2]	Represents fair market value as of the date of the grant.
[3]	Seven years from the grant date of February 15, 2002.
[4]	If the 5% or 10% annual compound appreciation shown in the table were to occur:

	5%	10%

The price of the Company’s common stock on February 14, 2009 would be	$37.75	$52.28
The full appreciation in the market value of the Company’s common stock from the date of the February 15, 2002 grant would be	$681,288,914	$1,587,692,882

The appreciation during this period realized by the five named executive officers from these stock options would be 0.36% of the gain to all shareholders.

The use of the 5% and 10% rates as required by the Securities and Exchange Commission is not intended by the Company to forecast possible future appreciation of the Company’s common stock.

AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

The following table provides information, with respect to the named executive officers, regarding the exercise of options during 2002:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
		Value	Year-End 2002(#)		Fiscal Year-End 2002($)[1]
	Shares Acquired	Realized
Name	on Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory T. Swienton	0	0	450,000	450,000	1,026,418	745,707
Tracy A. Leinbach	0	0	98,561	49,529	185,915	101,204
Challis M. Lowe	0	0	28,334	106,666	54,535	122,940
Corliss J. Nelson	50,000	447,250	176,667	363,333	355,718	549,982
Vicki A. O’Meara	13,807	129,130	114,837	105,236	32,784	131,860

[1]	Amounts reflecting gains on outstanding stock options based on a fair market value of $22.18 for the common stock, as determined by using the average of the high and low price on December 31, 2002. As no change in control of the Company has occurred the tandem Limited SARs had no calculable value on such date.

LONG TERM INCENTIVE PLAN AWARDS IN 2002

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans[2]
	Shares Units or
	Other Rights	Performance Period	Threshold	Target	Maximum
Name	(#)	Until Maturation[1]	($)	($)	($)

Gregory T. Swienton	N/A	1/1/02 – 12/31/04	351,563	703,125	1,406,250
Tracy A. Leinbach	N/A	1/1/02 – 12/31/04	90,625	181,250	362,500
Challis M. Lowe	N/A	1/1/02 – 12/31/04	113,750	227,500	455,000
Corliss J. Nelson	N/A	1/1/02 – 12/31/04	202,125	404,250	808,500
Vicki A. O’Meara	N/A	1/1/02 – 12/31/04	125,000	250,000	500,000

[1]	Amounts earned vest on June 30, 2005 (50%) and June 30, 2006 (50%), the six and eighteen month anniversaries of the end of the three-year plan cycle.
[2]	Amounts represent a range of potential payouts over the three-year LTIP cycle. Each LTIP cycle is comprised of three consecutive years with a performance measure and range of potential payouts for each year. Amounts earned under the LTIP in each plan year are deposited into an account for each named executive officer annually. Achievement of the performance target or failure to achieve the performance target in one plan year will not affect compensation in any other plan year.

PENSION BENEFITS

The Company covers substantially all regular full-time employees who are not covered by plans administered by labor unions or plans sponsored by a subsidiary or division of the Company under the Ryder System, Inc. Retirement Plan (the “Retirement Plan”). Benefits payable under the Retirement Plan are based on an employee’s career earnings with the Company and its subsidiaries. At customary retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45 percent of the first $15,600 of total compensation received during the calendar year, plus 1.85 percent of the portion of such total compensation received during the calendar year in excess of $15,600, during each such year while a Retirement Plan member. Accrued benefits under the Retirement Plan have been improved from time to time.

Retirement Plan benefits vest at the earlier of the completion of five (5) years of credited service or upon reaching age sixty-five (65), provided, however, that in the event of a change of control of the Company, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five (45) or older or with ten (10) or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified pension plan is currently $160,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $200,000. The Company also maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the “Restoration Plan”), which covers those participants of the Retirement Plan whose benefits are reduced by the Internal Revenue Code or other United States laws. A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

The following table sets forth annual pension benefit projections assuming each named executive officer remains continuously employed by the Company at current compensation levels until retirement at the normal retirement date or age.

Estimated Annual Benefits at Retirement1

(in the form of a single life annuity)

Gregory T. Swienton	$260,370
Tracy A. Leinbach	$275,395
Challis M. Lowe	$86,547
Corliss J. Nelson	$122,810
Vicki A. O’Meara	$243,144

[1]	These amounts include benefits under the Retirement Plan and the Restoration Plan combined.

In addition to the Retirement Plan, the Company maintains the Split Dollar Life Insurance Plan for the benefit of each named executive officer and certain other key executives. This Plan provides participants with additional life insurance. The Company pays all costs equal to the premiums on the life insurance acquired prior to retirement. The participant owns the policy but must assign a portion of the policy’s cash surrender value to the Company. In the event of death prior to normal retirement, the participant’s beneficiary will receive three times the participant’s annual base salary offset by the Company-wide basic group term life insurance policy. In the event a participant ceases to be employed by the Company prior to the participant’s normal retirement date, the participant has the right to purchase the policy from the Company for an amount equal to the premiums the Company has paid on the policy. Assuming normal retirement dates, the Company will be repaid, from the cash surrender value of the policy, an amount equal to the aggregate net premiums paid on the policy or its collateral interest in the policy. The participant will have projected post-retirement life insurance coverage equal to fifty percent of the life insurance coverage immediately prior to retirement. The Company is analyzing the impact of certain provisions of the Sarbanes-Oxley Act on its Split Dollar Life Insurance Plan. During this review, the Company has suspended the payment of premiums on the policies for certain executive officers.

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Index and the Dow Jones Transportation Index for a five year period, by measuring the changes in common stock prices from December 31, 1997.

	1997	1998	1999	2000	2001	2002

Ryder System, Inc.	$100.00	$81.05	$78.09	$54.85	$77.21	$79.85
S&P 500 Index	$100.00	$127.97	$154.89	$140.80	$127.65	$98.85
Dow Jones Transportation 20 Index	$100.00	$98.00	$93.56	$93.92	$87.34	$77.91

The performance graph assumes that $100 was invested on December 31, 1997, in each of the Company’s common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Transportation Index, and that all dividends were reinvested. Past performance is not necessarily an indicator of future results.

APPENDIX A

RYDER SYSTEM, INC.

BOARD OF DIRECTORS STOCK AWARD PLAN
(as amended through February 14, 2003)

1. Purpose of this Plan

The purpose of the Ryder System, Inc. Board of Directors Stock Award Plan (this “Plan”) is to attract and retain persons of outstanding competence to serve as directors of Ryder System, Inc. (the “Company”) and to provide a mutuality of interest between the directors and shareholders by increasing the proportion of directors’ compensation which is stock based.

2. Effective Date and Term of this Plan

This Plan became effective on May 2, 1997, with the approval of the shareholders of the Company. Unless previously terminated in accordance with Section 13 of this Plan, this Plan shall terminate on the close of business on May 1, 2007, after which no awards shall be granted under this Plan. Such termination shall not affect any awards granted prior to such termination.

3. Administration of this Plan

A. Duties of the Committee. The Plan shall be administered by the Compensation Committee (the “Committee”). The Committee shall have full authority to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; to establish, amend and rescind rules for carrying out the Plan; to administer the Plan, subject to its provisions; to prescribe the form or forms of instruments evidencing grants made hereunder and any other instruments required under the Plan and to change such forms from time to time; and to make all other determinations and to take all such steps in connection with the Plan and the grants as the Committee, in its sole discretion, deems necessary or desirable. Any determination, action or conclusion of the Committee shall be final, conclusive and binding on all parties.

B. Advisors. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

C. Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participants, the Company, directors, officers and other employees of the Company, and the respective heirs, executors, administrators, personal representatives and other successors in interest of each of the foregoing.

D. Disinterested or Non-Employee Directors. Notwithstanding anything herein to the contrary and solely to the extent required under Section 16(b) of the Act, the Committee may not take any action which would cause any director to cease to be a “disinterested person” or “non-employee director” for purposes of Rule 16b-3 promulgated under the Act, as then in effect or any successor provisions (“Rule 16b-3”), with regard to any equity plan of the Company.

4. Common Stock Subject to this Plan

A. Number of Shares. The shares of common stock of the Company, par value $.50 per share (“Common Stock”), to be issued in connection with an award under this Plan may be made available from authorized but unissued Common Stock, or Common Stock purchased on the open market or otherwise. Subject to the provisions of the next succeeding paragraph, the maximum aggregate number of shares of Common Stock for which awards may be granted under this Plan shall be 200,000 shares (and an additional 300,000 shares pending shareholder ratification). If a Unit (as defined in Section 7) awarded under this Plan fails to become vested, any share allocable to that Unit shall become available for grant to other Participants (as defined in Section 5). If an Option (as defined in Section 9) granted under this Plan expires or is terminated without having been exercised in full, the unpurchased or forfeited shares or rights to receive shares shall become available for grant to other Participants.

B. Adjustments; Recapitalization, etc. The existence of this Plan and the grants made hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, in which case the provisions of this Section 4.B. shall govern outstanding grants:

(i) The shares with respect to which Options or Units may be granted are shares of Common Stock as presently constituted, but, if and whenever the Company shall effect a subdivision, recapitalization or consolidation of shares or the payment of a stock dividend on shares without receipt of consideration, the aggregate number and kind of shares of capital stock issuable under this Plan shall be proportionately adjusted, and each holder of a then outstanding Option shall have the right to purchase under such Option, in lieu of the number of shares as to which the Option was then exercisable but on the same terms and conditions of exercise set forth in such Option, the number and kind of shares of capital stock which he or she would have owned after such subdivision, recapitalization, consolidation or dividend if immediately prior thereto he had been the holder of record of the number of shares as to which such Option was then exercisable. Similarly, regarding shares with respect to Units that may be granted, the number of Units shall be appropriately adjusted to reflect the foregoing types of transactions.

(ii) If the Company merges or consolidates with one or more corporations and the Company shall be the surviving corporation, thereafter upon exercise of an Option theretofore granted, the Participant shall be entitled to purchase under such Option in lieu of the number of Shares as to which such Option shall then be exercisable, but on the same terms and conditions of exercise set forth in such Option, the number and kind of shares of capital stock or other property to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of the number of shares as to which such Option was then exercisable. Similarly, regarding shares with respect to Units that may be granted, the number of Units shall be appropriately adjusted to reflect the foregoing types of transactions.

(iii) If as a result of any adjustment made pursuant to the preceding paragraphs of this Section 4.B., any Participant shall become entitled upon exercise of an Option or vesting of a Unit to receive any shares of capital stock other than Common Stock, then the number and kind of shares of capital stock so receivable thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Section 4.B.

(iv) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to Options or Units theretofore granted or the purchase price per share.

(v) Any adjustment made by the Committee pursuant to this paragraph shall be conclusive and binding upon the Participant, the Company and any other related person.

5. Eligible Persons

Participation in this Plan shall be limited to those members of the Board who, at the time an award is made hereunder, are not employees of the Company or any of its subsidiaries or affiliates within the meaning of the Employee Retirement Income Security Act of 1974, as amended (a “Participant”). A member of the Board who is an employee and who retires or resigns from employment with the Company or any of its subsidiaries or affiliates, but remains a member of the Board, shall become a Participant at the time of such termination of employment.

6. Awards

The Committee may grant the following types of awards under this Plan: Units pursuant to Section 7 hereof and Options pursuant to Section 9 hereof.

7. Units

Effective as of May 2, 1997, the Company discontinued its prior retirement plan for the Board. The retirement compensation which would have otherwise been payable at retirement to those individuals who were Participants on May 2, 1997, was converted to a present value dollar amount, based on actuarial assumptions satisfactory to the Committee. Such dollar amount was converted into a number of restricted stock units (“Units”) by dividing such dollar amount by the average of the Fair Market Values of the Common Stock on the last business day of each of the three (3) months preceding May 2, 1997. “Fair Market Value” as used in this Plan shall mean the average of the high and low price of a share of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the applicable date.

In addition, from time to time, the Committee may award additional units to Participants pursuant to this Section 7 and the other terms and conditions of this Plan. Such units may be granted as initial grants upon a Participant’s appointment to the Board, and/or annually.

The Company shall maintain an individual book account under this Plan for each Participant awarded Units pursuant to this Section 7. Such account shall be credited with the number of Units awarded to each Participant and shall continue to be expressed in Units until such Participant has vested in such Units. Any dividends or other distributions paid on the Common Stock shall be credited to each Participant’s account in respect of each Unit and shall be deemed to be reinvested in additional Units based on the Fair Market Value of a share of Common Stock on the dividend payment or distribution date. In addition, the number of Units allocated to each Participant’s account shall be adjusted to reflect stock dividends, stock splits and similar transactions affecting the value of Common Stock as described more fully in Section 4.B. hereof.

With respect to Units in each Participant’s account that are made as annual grants by the Committee, such Units shall vest on the date of such Participant’s cessation of service as a Director and shall be paid to such Participant, in an equivalent number of shares of Common Stock, in accordance with such Participant’s payment election described below in Section 8. With respect to Units in each Participant’s account that are made as an initial grant by the Committee upon a director’s election to the Board, such Units shall vest on the date of such Participant’s cessation of service as a Director, provided the director has served for at least one full Board term (i.e., three years), and shall be paid to such Participant, in an equivalent number of shares of Common Stock, in accordance with such Participant’s payment election described below in Section 8. With respect to Units in each Participant’s account that were made in connection with the termination of the prior retirement plan described in the first paragraph of this Section 7, such Units shall vest on the date of such Participant’s retirement from the Board after age 65 with at least ten years of service, and shall be paid to such Participant, in an equivalent number of shares of Common Stock, in accordance with such Participant’s payment election described below in Section 8. Prior to vesting, no Units in a Participant’s account shall be assignable or transferable by such Participant and no right or interest of any Participant shall be subject to any lien, obligation or liability.

8. Payment Elections for Units

In connection with the commencement of participation in this Plan, each Participant eligible to receive an award of Units hereunder shall make an election (the “Payment Election”) concerning the timing of distribution of the amounts credited to such Participant’s account. Any payment from such account shall commence following such Participant’s retirement from, or cessation of service with, the Board, but in no event prior to one year after receipt by the Committee of such Participant’s initial Payment Election, except for Participants who retired from, or ceased service with, the Board in calendar year 1997 who received payment in a lump sum as soon as practicable following their retirement or cessation of service. The forms of payment available to all other Participants shall be a lump sum payment of the shares or annual installments of the shares over a period not to exceed ten (10) years from the earliest date the Participant may commence receiving payments hereunder. Subsequent Payment Elections which shall supersede the Initial Payment Election may be made by a Participant, but any subsequent Payment Election shall not be valid unless it is made at least one year prior to the date that the commencement of payments to the Participant hereunder is otherwise due to commence.

In the event of a Participant’s death before the balance from such Participant’s account is fully paid, payment of the balance of such Participant’s account shall be made to such Participant’s estate in accordance with the manner selected by the Participant prior to death; provided, however, the Committee may, upon consideration of the application of the duly appointed administrator or executor of such Participant’s estate, direct that the balance of such Participant’s account be paid to the estate in a single payment.

9. Stock Options

On the date of each annual meeting of the Company during the term of this Plan, each Participant shall be granted a non-qualified stock option (an “Option”) to purchase a number of shares of Common Stock determined by the Committee, provided the Participant will continue to serve as a member of the Board following the meeting. The purchase price for each share of Common Stock issuable under an Option shall not be less than 100 percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant. Each Option shall be for such term (but, in no event for greater than ten years) and shall be exercisable in such installments as shall be determined by the Committee at the time of grant of the Option. The Committee may, at any time, provide for the acceleration of installments or any part thereof. No Option granted under this Plan shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. A Participant shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this Section 9. Each Option shall be exercised during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative. Each Option granted shall be evidenced by an Option Agreement entered into between the Participant and the Committee.

10. Exercise of Options

Subject to the provisions of this Section 10, each Option may be exercised in whole or, from time to time, in part with respect to the number of then exercisable shares in any sequence desired by the Participant. To exercise an Option, the Participant shall (i) give written notice to the Company in form satisfactory to the Committee indicating the number of shares of Common Stock which the Participant elects to purchase, (ii) deliver to the Company payment of the full purchase price of the shares being purchased (A) in cash or a certified or bank cashier’s check payable to the order of the Company, or (B) with the approval of the Committee, in shares of Common Stock having a Fair Market Value on the date of exercise equal to the purchase price, or (C) a combination of the foregoing having an aggregate Fair Market Value equal to such purchase price, and (iii) deliver to the Secretary of the Company such written representations, warranties and covenants as the Company may require to permit this Plan and any Options or shares of Common Stock granted or issued hereunder to comply with any applicable blue sky or other federal or state securities laws. A Participant shall not have any rights as a shareholder with respect to shares subject to an Option until the close of business on the date on which the Option has been exercised.

11. Cessation of Service on the Board

If a Participant’s service on the Board ceases for any reason, other than as specified in the subsequent paragraphs of this Section 11, any Option held by such Participant shall terminate three (3) months after the date of such cessation of service; provided, however, that in the event of the death of the Participant during such three-month period, such Option shall, to the extent it was exercisable on the date of cessation of service, be exercisable by the Participant’s legal representatives, heirs or legatees for a period of one (1) year commencing on the date of the Participant’s death and shall terminate at the expiration of such period. Except as provided in subsequent paragraphs of this Section 11, Options that were not exercisable during the period a person served as a director shall not become exercisable upon a termination of service for any reason, and such Options shall terminate and become null and void upon the termination of service.

If the cessation of service on the Board is due to the Participant’s death, any Option shall, to the extent it was exercisable on the date of death, continue to be exercisable by such Participant’s legal representatives, heirs or legatees for the term of such Option.

If the cessation of service is due to the Participant’s retirement or disability, any Option not previously exercised or expired shall continue to vest and be exercisable during the three (3) year period following the date of cessation of service, and to the extent it is exercisable at the expiration of such three (3) year period, it shall continue to be exercisable by such Participant or such Participant’s legal representatives, heirs or legatees for the term of such Option.

12. Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control (as defined below), the Units in each Participant’s account shall become immediately vested and shall be paid in full in a lump sum of equivalent shares of Common Stock to each Participant as soon as practicable following the Change of Control. In addition, in the event of a Change of Control, each Option not previously exercised or expired under the terms of this Plan shall become immediately exercisable in full and shall remain exercisable to the full extent of the shares of Common Stock available thereunder, regardless of any installment provisions applicable thereto, for the remainder of its term.

A “Change of Control” shall be deemed to have occurred if:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this Section 12; or

(ii) the individuals who, as of August 18, 1995, constituted the Board (and as of August 18, 1995, the “Incumbent Board”) cease for any reason to constitute at least two-thirds ( 2/3) of the Board, provided, that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds ( 2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii) there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Common Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Common Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds ( 2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) there is a liquidation or dissolution of the Company approved by the shareholders; or

(v) there is a sale of all or substantially all of the assets of the Company.

13. Amendments to this Plan

The Committee may at any time (i) terminate this Plan or (ii) modify or amend this Plan in any respect, except that, to the extent required to maintain the qualification of this Plan under Section 16 of the 1934 Act, or as otherwise required to comply with applicable law or the regulations of any stock exchange on which the Common Stock is listed, the Committee may not, without the shareholders’ approval, (A) materially increase the benefits accruing to Participants under this Plan; (B) materially increase the number of securities which may be issued under this Plan; or (C) materially modify the requirements as to eligibility for participation in this Plan. Should this Plan require amendment to maintain full legal compliance because of rules, regulations, opinions or statutes issued by the Securities and Exchange Commission, the U.S. Department of the Treasury or any other governmental or governing body, then the Committee or the Board may take whatever action, including but not limited to amending or modifying this Plan, is necessary to maintain such compliance. The termination or any modification or amendment of this Plan shall not, without the consent of any Participant involved, adversely affect rights under a Unit or an Option previously awarded to such Participant.

Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event this Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into this Plan.

14. General Provisions

A. Sale Proceeds. The proceeds of the sale of shares subject to Options under the Plan are to be added to the general funds of the Company and used for its general corporate purposes, as the Board shall determine.

B. Right to Terminate Directorship. This Plan shall not impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain as a director of the Company.

C. Trusts, etc. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Option or Unit thereunder) shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

D. Notices. Any notice to the Company required by or in respect of this Plan will be addressed to the Company at 3600 N.W. 82nd Street, Miami, Florida 33166-6623; Attention: General Counsel, or such other place of business as shall become the Company’s principal executive offices from time to time. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing to such Participant of notices and the delivery to such Participant of agreements, shares and payments. Any such notice to the Participant will, if the Company has received notice that the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address (and has provided such reasonable substantiating information as the Company may request) by written notice under this Section. Any notice required by or in respect of this Plan will be deemed to have been duly given when delivered in person or when dispatched by telecopy or, in the case of notice to the Company, by facsimile as described above, or one business day after having been dispatched by a nationally recognized overnight courier service or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid. The Company assumes no responsibility or obligation to deliver any item mailed to such address that is returned as undeliverable to the addressee and any further mailings will be suspended until the Participant furnishes the proper address.

E. Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

F. Payment to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and their employees, agents and representatives with respect thereto.

G. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

H. Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Florida, without giving effect to rules governing the conflict of laws.

I. Section 16(b) of the Act. All elections and transactions under the Plan by persons subject to Section 16 of the Act involving shares of Common Stock are intended to comply with any applicable condition under Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

J. Listing of Shares. If at any time the Board or the Committee shall determine in its sole discretion that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of Options or Units or the award or sale of shares under the Plan, no Option or Unit grant shall be effective and no shares will be delivered, as the case may be, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

K. Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the Participant of any federal, state or local taxes required by law to be withheld.

Ryder System, Inc.
3600 N.W. 82nd Avenue
Miami, Florida 33166
www.ryder.com
2990 • PS • 03

DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL

PROXY

RYDER SYSTEM, INC.

ANNUAL MEETING — MAY 2, 2003

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gregory T. Swienton, Corliss J. Nelson and Vicki A. O’Meara, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 7, 2003, during or at any adjournment of the Annual Meeting of Shareholders to be held at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida, 33126 on Friday, May 2, 2003.

COMMENTS or CHANGE OF ADDRESS

(IF YOU HAVE WRITTEN ON THE ABOVE SPACE,
PLEASE MARK THE CORRESPONDING BOX ON
THE REVERSE OF THIS CARD.)

ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY COMMITTEE MAY VOTE YOUR SHARES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Ryder Logo)

Ryder Logistics & Transportation
Solutions Worldwide
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

VOTER CONTROL NUMBER

Your vote is important. Please vote immediately.

VOTE BY INTERNET		VOTE BY TELEPHONE

1. Log on to the Internet and go to http://www.eproxyvote.com/r.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail this card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote "FOR" Proposals 1-3 and "AGAINST" Proposal 4.

This Proxy Card will be voted "FOR" Proposals 1-3 if no choice is selected.

1. ELECTION OF DIRECTORS. NOMINEES: (01) Edward T. Foote, II, (02) Daniel H. Mudd, and (03) Gregory T. Swienton for a term of office expiring at the 2006 Annual Meeting; (04) Hansel E. Tookes II for a term of office expiring at the 2005 Annual Meeting; (05) Eugene A. Renna for a term of office expiring at the 2004 Annual Meeting.	2. Ratification of Amendment to the Ryder System, Inc. Board of Directors Stock Award Plan.	3. Ratification of KPMG LLP as auditors.

FOR WITHHELD ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐

☐

For all nominees except as noted above

This Proxy Card will be voted "AGAINST" Proposal 4 if no choice is selected.

4. Shareholder proposal regarding Redemption of Preferred Share Purchase Rights.

FOR AGAINST ABSTAIN ☐ ☐ ☐

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

Change of Address/Comments On Reverse Side ☐

     I hereby authorize the proxy committee, in their discretion, to vote for an alternate director nominee if any nominee listed herein is unavailable, and to use their discretion to vote on any other matters that may be properly presented before the Annual Meeting and at any adjournment of the Annual Meeting.

     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature	Date	Signature	Date